NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 11, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2007 third quarter operating profit of $1,686,000 on total revenue of $12,148,000, as compared to an operating profit of $3,935,000 on total revenue of $17,697,000 for the 2006 third quarter.  For the 2007 nine month period, Griffin reported an operating profit of $7,409,000 on total revenue of $48,630,000, as compared to an operating profit of $1,550,000 on total revenue of $45,979,000 for the 2006 nine month period.

Griffin reported 2007 third quarter net income of $2,283,000 and basic and diluted net income per share of $0.44 and $0.43, respectively, as compared to 2006 third quarter net income of $2,599,000 and basic and diluted net income per share of $0.51 and $0.49, respectively.  For the 2007 nine month period, Griffin reported net income of $6,968,000 and basic and diluted net income per share of $1.35 and $1.32, respectively, as compared to net income of $764,000 and basic and diluted net income per share of $0.15 for the 2006 nine month period.

Revenue and operating profit at Griffin Land, Griffin’s Connecticut based real estate division, were lower in the 2007 third quarter as compared to the 2006 third quarter, but higher in the 2007 nine month period as compared to the 2006 nine month period.  The changes in revenue and operating profit principally reflect the timing of property sales, which occur periodically but are generally not indicative of trends in the real estate business.  The 2007 third quarter and nine month period results include revenue and profit recognized from the sale of undeveloped land to Walgreen Co., which was completed last year and is being accounted for using the percentage of completion method.  Results of Griffin Land’s leasing operations increased in the 2007 third quarter and nine month period as compared to the comparable 2006 periods, due principally to higher revenue from Griffin Land’s portfolio of industrial, flex and office properties.  The increase in revenue from leasing reflects new leases in the current year and leases that were in place for only a portion of the prior year periods being in place for the entire current year periods.  The leasing market for industrial space softened earlier this year, but has recently shown signs of improvement, as evidenced by inquiries from prospective tenants.  The market for office space continues to be soft.

At Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, operating results in the 2007 third quarter and nine month period improved over the comparable 2006 periods.  Net sales and other revenue at Imperial decreased in the 2007 third quarter and nine month period, as compared to last year’s comparable periods, due principally to having less inventory available for sale this year and management’s decision to reduce inventories last year by aggressively selling excess inventories. In addition, generally poor spring weather this year hindered sales during Imperial’s peak selling season. Imperial’s gross profit in the 2007 third quarter and 2007 nine month period was higher than the gross profit in the comparable 2006 periods, due principally to improved pricing and lower delivery costs.  The improved pricing reflects price increases, including higher charges for delivery, and a greater percentage of Imperial’s sales this year made to independent garden centers, the customer segment with the most favorable pricing for Imperial. The lower delivery costs reflect Imperial expanding its base of trucking vendors this year and improved routing of deliveries. The effect of the improved pricing and lower delivery costs was partially offset by charges for unsaleable inventories in the 2007 third quarter and 2007 nine month period of $0.4 million and $0.7 million, respectively, as compared to an inventory charge of $0.6 million in the 2006 third quarter and nine month period.

Griffin’s results in the 2007 third quarter and 2007 nine month period also include pretax gains of $0.5 million and $2.9 million, respectively, from sales of a portion of Griffin’s common stock holdings in Centaur Media, plc (“Centaur Media”).  Thus far this year, Griffin has sold 1.2 million shares of the approximately 6.5 million shares of Centaur Media that Griffin held at the beginning of the year.  Griffin may continue to sell a portion of its remaining holdings in Centaur Media, depending on the market price of that stock and the foreign currency exchange rate.  Griffin’s results in the 2007 third quarter and 2007 nine month period also include $1.6 million of dividend income from Shemin Nurseries Holding Corp., of which Griffin holds an approximate 14% equity interest.

As previously announced, Griffin settled a lawsuit that had been filed against it and Imperial by workers of an independent farm labor contractor that Imperial had engaged. Also, as previously announced, Griffin Land and the land use commissions of the Town of Simsbury, Connecticut reached an accord for a settlement plan for Meadowood, Griffin Land’s proposed residential development.  The settlement agreement requires the approval, which is anticipated, of the Connecticut Superior Court, which will consider each Commission’s agreement at a public court hearing and render its decision.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Third Quarter Ended,				Nine Months Ended,
	Sept.1, 2007		Sept. 2, 2006		Sept.1, 2007		Sept. 2, 2006
Revenue
Landscape nursery net sales	$4,861		$5,104		$24,294		$27,466
Rental revenue and property sales	7,287	(1)	12,593	(1)	24,336	(1)	18,513	(1)
Total revenue	12,148		17,697		48,630		45,979

Operating profit (loss):
Landscape nursery business	(679)		(1,572)		(884)		(1,986)
Real estate business	3,192	(2)	6,776	(2)	11,701	(2)	6,612	(2)
General corporate expense	(827)		(1,269)		(3,408)		(3,076)
Total operating profit	1,686		3,935		7,409		1,550

Gain on sale of Centaur Media common stock	476		-		2,873		-

Interest expense	(793)		(732)		(2,339)		(2,259)

Investment income	2,105		584		3,018		1,571
Income before taxes	3,474		3,787		10,961		862

Income tax provision	1,191		1,188		3,993		98

Net income	$2,283		$2,599		$6,968		$764

Basic net income per common share	$0.44		$0.51		$1.35		$0.15

Diluted net income per common share	$0.43		$0.49		$1.32		$0.15

Weighted average common shares outstanding for computation of basic per share results	5,151		5,099		5,145		5,072

Weighted average common shares outstanding for computation of diluted per share results	5,254		5,267		5,274		5,254

(1) Includes revenue from property sales of $3.8 million and $9.6 million in the 2007 and 2006 third quarters, respectively, and $13.9 million and $9.6 million in the 2007 and 2006 nine month periods, respectively. Included in revenue from property sales is $1.7 million and $7.8 million in the 2007 and 2006 third quarters, respectively, and $1.8 million and $7.9 million in the 2007 and 2006 nine month periods, respectively, from the sale of undeveloped land to Walgreen Co. That transaction is being accounted for using the percentage of completion method.

(2) Includes depreciation and amortization expense, principally related to real estate properties, of $1.1 million and $ 1.0 million in the 2007 and 2006 third quarters, respectively, and $3.3 million and $3.1 million in the 2007 and 2006 nine month periods, respectively.